As filed with the Securities and Exchange Commission on April 14, 2006

Registration No. 333-129820

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INTEGRAL SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Maryland	52-1267968
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)

5000 Philadelphia Way

Lanham, Maryland 20706-4417

(301) 731-4233

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

STEVEN R. CHAMBERLAIN

Chief Executive Officer

Integral Systems, Inc.

5000 Philadelphia Way

Lanham, Maryland 20706-4417

(301) 731-4233

(Name, address, including zip code and telephone number, including area code of agent for service)

Copies to:

Wallace Christner, Esq.

Venable LLP

575 7th Street, NW

Washington, DC 20004-1601

(202) 344-4000

James P. Dvorak, Jr., Esq.

Venable LLP

8010 Towers Crescent Drive, Suite 300

Vienna, Virginia 22182

(703) 760-1600

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

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The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 14, 2006

224,931 Shares

Integral Systems, Inc.

Common Stock

This prospectus relates to the public offering, from time to time, of up to an aggregate of 224,931 shares of common stock, par value $.01 per share, of Integral Systems, Inc., by the selling stockholder named in this prospectus. The selling stockholder acquired these shares of our common stock in a private transaction in connection with our acquisition of substantially all of the assets of the selling stockholder.

This offering is not being underwritten. The selling stockholder may offer the shares through public or private transactions at the prevailing market price for our common stock at the time of the sale, a price related to the prevailing market price, a negotiated price or such other prices as the selling stockholder determines from time to time. All of the net proceeds from the sale of these shares of common stock will go to the selling stockholder. We will not receive any of the proceeds from the sale of these shares of common stock.

Our common stock is listed on the Nasdaq National Market under the symbol “ISYS.” On April 10, 2006, the closing price of one share of our common stock was $26.75.

Investing in our common stock involves risk. See “ Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                             , 2006

-i-

SUMMARY

This summary highlights information about Integral Systems, Inc. Because this is a summary, it may not contain all the information you should consider before investing in our common stock. You should read carefully this entire prospectus and the documents that we incorporate by reference herein.

Integral Systems, Inc.

We build satellite ground systems hardware and software to monitor and control space vehicles. Satellite operators use our ground systems to monitor and control satellites from Earth to ensure the health and safety of both satellite and payload, and to process and disseminate satellite payload data. Satellite manufacturers use our ground systems during the “integration and test” phase of satellite assembly in order to “talk” to satellite subsystems as they are installed and tested. Both satellite manufacturers and satellite operators use our ground systems to simulate satellite missions on the ground in order to test mission scenarios and to train personnel.

We have organized our operations into four reportable segments. The four segments are:

Ground Systems – Government

This segment provides ground systems products and services to the U.S. Government. It is our largest segment in terms of revenue and consists of our core command and control business for government applications. Its primary customers are the U.S. Air Force and the National Oceanic Atmospheric Administration (“NOAA”).

Ground Systems – Commercial

This segment provides ground systems products and services to commercial enterprises and international governments and organizations. It consists of our core command and control business for commercial applications and three of our wholly-owned subsidiaries, SAT Corporation (“SAT”), Newpoint Technologies, Inc. (“Newpoint”) and Integral Systems Europe (“ISI Europe”).

SAT and Newpoint, acquired by us in August 2000 and January 2002, respectively, offer complementary ground system components and systems. This includes turnkey systems, hardware and software for satellite and terrestrial communications signal monitoring, network and ground equipment monitoring, and control and satellite data processing.

ISI Europe, our wholly-owned subsidiary formed in March 2001, with headquarters in Toulouse, France, serves as the focal point for the support of all of our European business.

Space Communications Systems

This segment consists of our wholly-owned subsidiary Real Time Logic, Inc. (“RT Logic”) and RT Logic’s wholly-owned subsidiary, Lumistar, Inc. RT Logic designs and builds satellite communications equipment and systems, principally for military applications. This equipment is used in satellite tracking stations, control centers, spacecraft factories and range operations. Lumistar, Inc. provides system level and board level telemetry products.

Corporate

This segment is our “all other” segment. It includes our Product Division, which is responsible for our core command and control product line (EPOCH IPS), business areas in the development stage and businesses being disbanded (i.e., our Antenna Division, Skylight product and Integration and Test (I&T) Division). The Product Division licenses our EPOCH IPS product line to other operating segments and to third-party customers. It is also the segment responsible for EPOCH IPS maintenance and support revenue and expenses.

We were incorporated in Maryland in 1982. Our principal executive offices are located at 5000 Philadelphia Way, Lanham, Maryland 20706-4417, and our telephone number is (301) 731-4233. Our website address is www.integ.com. The information on our website is not a part of this prospectus. The terms “Integral Systems,” “we,” “us” and “our” as used in this prospectus and registration statement refer to Integral Systems, Inc. and its subsidiaries as a combined entity, except where it is made clear that such term means only Integral Systems, Inc.

RISK FACTORS

Before you invest in shares of our common stock, you should be aware that there are various risks involved in an investment, including those described below. We urge you to carefully consider these risk factors together with all of the other information included in this prospectus and the information incorporated in this prospectus by reference, including our financial statements and related notes, before you decide to invest in shares of our common stock.

A significant portion of our revenue is derived from contracts or subcontracts funded by the U.S. government.

The following table lists the approximate revenues, as a percentage of Integral’s total revenues, derived from contracts funded by the U.S. government and by one particular agency of the U.S. government, the Department of the Air Force, for fiscal years 2003, 2004, and 2005.

Time Period	Percentage of revenues derived from contracts and subcontracts funded by the U.S. government	Percentage of revenues derived from contracts and subcontracts funded by the Department of the Air Force
Fiscal year 2003	76%	50%
Fiscal year 2004	76%	55%
Fiscal year 2005	77%	57%

In addition, NOAA represented 19%, 15%, and 8% of our revenues, respectively, for fiscal years 2003, 2004, and 2005.

We expect that U.S. government contracts are likely to continue to account for a significant portion of our revenues in the future. For example, we expect that at least 50% of our revenue for fiscal year 2006 will be derived from Department of the Air Force contracts and subcontracts. Accordingly, our financial performance may be adversely affected by changing U.S. government procurement practices and policies as well as declines in U.S. government civilian and defense agency spending. The factors that could have a material adverse effect on our ability to win new contracts with the U.S. government, or retain existing contracts, include the following:

•	budgetary constraints;

•	changes in U.S. government funding levels, programs, policies, or requirements;

•	technological developments;

•	changes in level of U.S. government funds available for services that we provide;

•	the adoption of new laws or regulations; and

•	general economic conditions.

In addition, some of our U.S. government contracts individually contribute a significant percentage of our revenues. We estimate that our single largest contract with the Department of the Air Force will represent approximately 20% of our revenues for fiscal year 2006. A relatively small number of large U.S. government contracts are likely to continue to account for a significant percentage of our revenues in the future. Termination of any of these contracts or our inability to renew or replace these contracts when they expire for any reason could have a material adverse effect on our business, financial condition, or results of operations.

Our contracts and subcontracts that are funded by the U.S. government are subject to termination without cause by the U.S. government.

All of our contracts and subcontracts that are funded by the U.S. government are subject to termination by the U.S. government for “convenience,” which means termination without cause. Should the U.S. government terminate a contract without cause, we would be reimbursed for allowable costs incurred through the date of termination and would be paid a proportionate amount of the stipulated profits or fees attributable to work actually performed. Termination of any of our large U.S. government contracts could have a material adverse effect on our business, financial condition, or results of operations.

Our contracts and subcontracts that are funded by the U.S. government are subject to U.S. government regulations and audits.

U.S. government contracts require compliance with various contract provisions and procurement regulations. The adoption of new or modified procurement regulations could have a material adverse effect on our business, financial condition, or results of operations or increase the costs of competing for or performing U.S. government contracts. Any violation of these regulations by us could result in the termination of the contracts, imposition of fines or exclusion from U.S. government contracting and U.S. government-approved subcontracting for some specific time period. In addition, our contract costs and revenues are subject to adjustment as a result of audits by the Defense Contract Audit Agency and other U.S. government auditors. We reflect any adjustments required by U.S. government auditors in our financial statements. Although we have thus far not been required to make any material audit adjustments, we cannot assure that adjustments will not be required in the future.

Our contracts and subcontracts that are funded by the U.S. government are subject to a competitive bidding process that may affect our ability to win contract awards or renewals in the future.

U.S. government contracts generally are awarded to us through a formal competitive process in which we may have many competitors. Upon expiration, U.S. government contracts may be subject, once again, to the competitive process. We cannot assure that we will be successful in winning contract awards or renewals in the future. Our failure to renew or replace U.S. government contracts when they expire could have a material adverse effect on our business, financial condition, or results of operations.

Our contracts and subcontracts with federal U.S. government agencies are subject to competition and awarded on the basis of technical merit, personnel qualifications, experience, and price. Our business, financial condition, and results of operations could be materially affected to the extent that U.S. government agencies believe our competitors offer a more attractive combination of the foregoing factors. In addition, new U.S. government contract awards also are subject to protest by competitors at the time of award that can result in the re-opening of the competition or evaluation process, the award of the subject contract to a competitor, or the reopening of the competitive bidding process. We consider bid protests to be a customary element in the process of procuring U.S. government contracts.

Our contracts and subcontracts that are funded by the U.S. government are subject to the budget and funding process of the U.S. government.

Many of the U.S. government programs in which we participate as a contractor or subcontractor extend for several years but are funded only on an annual basis. Accordingly, our contracts and subcontracts are subject to termination, reduction, or modification in the event of changes in the U.S. government’s requirements or budgetary constraints.

In addition, U.S. government contracts are conditioned upon the continuing availability of Congressional funding and are typically subject to modification or termination in the event of changes in funding. Congress usually allocates funds on a fiscal-year basis even though contract performance may take several years. Consequently, at the outset of a major program, the contract is usually incrementally funded, and additional funds are normally committed to the contract by the procuring agency as funds are made available by Congress for future fiscal years. In addition, contractors often experience revenue uncertainties during the first quarter of the U.S. government’s fiscal year, which begins October 1, until differences between budget requests and appropriations are resolved. To date, Congress has funded all years of the multi-year major program contracts for which we have served as prime contractor or subcontractor, although we cannot assure that this will continue in the future.

Additionally, when we participate in a project as a subcontractor, we are subject to the risk that the prime contractor may fail or be unable to perform the prime contract.

Our commercial contracts are subject to competition and strict performance and other requirements.

Although a significant portion (23% in fiscal year 2005) of our revenues are generated from the sale of our services and products in commercial markets, we cannot assure that we will continue to compete successfully in these markets. Many of our commercial contracts are for a fixed price. This subjects us to substantial risks relating to unexpected cost increases and other factors outside of our control. We may fail to anticipate technical problems, estimate costs accurately, or control costs during performance of a fixed-price contract. Any of these failures may reduce our profit or cause a loss under our commercial contracts. In addition, our revenues on fixed-price contracts are recognized on a percentage-of-completion basis. This means that we calculate a ratio of costs incurred to costs expected to be incurred for each fixed-price job and then multiply that same ratio by the fixed-price contract value to determine total revenue for each fixed-price job. As a result, contract price and cost estimates on fixed-price contracts are reviewed periodically as the work progresses, and adjustments are reflected in income in the period when the estimates are revised. To the extent that these adjustments result in a loss, reduction, or elimination of previously reported profits, we would recognize a charge against current earnings, which could be material and have a material adverse effect on our business, financial condition, or results of operations.

In connection with certain commercial contracts, we have been required to obtain bonds, letters of credit, or similar guarantees. We cannot assure that we will be successful in obtaining or retaining these types of guarantees or that the guarantees available will be affordable in the future.

Under the terms of our commercial contracts, we typically must agree to meet strict performance obligations and project milestones, which we may not be able to satisfy. Our failure to meet these performance obligations and milestones permits the other party to terminate the contract and, under certain circumstances, recover liquidated damages or other penalties from us, any of which events could have a material adverse effect on our business, financial condition, or results of operations.

We may not be able to effectively manage any continued growth.

Our revenues increased during fiscal years 2000 through 2005 at an average annual rate of 19%. However, the revenue growth from fiscal year 2004 to fiscal year 2005 was 8%. The revenue projection for fiscal year 2006 is expected to exceed revenue for fiscal year 2005 by approximately 15%. There is no assurance that our projections will in fact be achieved and these projections do not reflect any acquisitions or divestitures that may occur in the future. Continued growth could place a significant strain on our limited personnel, management, financial controls, and other resources. Any future expansion will require us to attract, retain, train, motivate, and manage new employees successfully. We would also need to integrate new management and employees into our overall operations, and continue to improve our operational, financial, and management systems and controls and facilities. Our failure to manage any expansion effectively could have a material adverse effect on our business, financial condition, or results of operations.

Intense competition in the satellite ground system industry could harm our financial performance.

We experience significant competition. Approximately one dozen large aerospace/defense contractors have developed satellite control systems either in-house as primary contractors or through subcontractors. As a result, some of our competitors are also current or potential customers. Our competitors include the following:

•	Lockheed Martin Corporation;

•	Boeing Satellite Systems;

•	Loral Space & Communications Ltd.;

•	Northrop Grumman;

•	Honeywell International Inc. (formerly AlliedSignal);

•	General Dynamics;

•	Computer Sciences Corporation;

•	Alcatel Espace;

•	Astrium; and

•	Raytheon Corporation.

Many of our competitors are significantly larger and have greater financial resources than us. Some of these competitors are divisions or subsidiaries of large, diversified companies that have access to the financial resources of their parent companies. We cannot assure that we will be able to compete effectively with these companies or maintain them as customers while competing with them on other projects. In addition, several smaller companies have specialized capabilities in similar areas. Our products also face competition from certain off-the-shelf products developed by the U.S. government for satellite command and control. We cannot predict how our competitive position may be affected by changing economic or competitive conditions, customer requirements, or technological developments. We principally obtain contracts and subcontracts through competitive procurements offered by the U.S. government or commercial enterprises. We cannot assure that we will be able to compete successfully.

We are subject to risks associated with our strategy of acquiring other companies.

We may continue to look for complementary businesses to acquire so that we can strengthen and expand our business. However, we may not be able to find any attractive candidates or we may find that the acquisition terms proposed by potential acquisition candidates are not favorable to us. In addition, we may compete with other companies for these acquisition candidates, which may make an acquisition more expensive for us. Similarly, instability in the U.S. securities markets and volatility in our stock price may make acquisitions with our stock more expensive. If we are unable to identify and acquire any suitable candidates, we may not be able to find alternative uses for the cash proceeds of our previous private placements that improve our business, financial condition, or results of operations to the extent that an acquisition could. Accordingly, our acquisition strategy may not improve our overall business, financial condition, and results of operations, and could weaken them.

Further, the integration of the companies and assets we have acquired or, if we are able to identify and acquire one or more businesses, may acquire may be costly and may result in a decrease in our revenues or a decrease in the value of our common stock for the following reasons, among others:

•	we may not have adequately assessed the risks inherent in the companies or assets we have acquired or correctly assessed the potential contribution of those companies or assets to our financial performance, and in the future we may not adequately assess the risks inherent in a particular acquisition candidate or correctly assess the candidate’s potential contribution to our financial performance;

•	we may need to divert more management resources to integration than we planned, which may adversely affect our ability to pursue other more profitable activities;

•	the difficulties of integration may be increased by the necessity of coordinating geographically separated organizations, integrating personnel with disparate business backgrounds, and combining different corporate cultures;

•	we may not eliminate as many redundant costs as we anticipated in selecting the companies or assets we have acquired or may acquire; and

•	the companies or assets we have acquired or may acquire may have liabilities or adverse operating issues that we failed to discover through our diligence prior to the acquisition.

Consequently, any acquisition by us may not improve our business, financial condition, and results of operations in either the short-term or long-term.

We may be exposed to product liability or related claims with respect to our products.

Our products are mission-critical parts of sophisticated and extremely expensive satellite systems. Should a satellite mission fail, or should the system’s service become unavailable due to a failure or malfunction in the ground system, we could be sued for product liability or related claims. Moreover, we have found obtaining insurance to cover product liability claims to be impractical. Any product liability or related claim could therefore have a material adverse effect on our business, financial condition, or results of operations.

Our products may become obsolete due to rapid technological change in the satellite industry.

Any of our products could become obsolete at any time due to rapid technological changes in the satellite industry. In addition, we may not be able to update our products quickly enough to remain competitive. The rapid pace of technological change in our industry exposes us to risk of loss due to the development of superior technologies by our competitors. We are also dependent upon technologies developed by third parties for integrating our ground systems with a variety of satellite systems. To the extent that we cannot obtain necessary technologies from third parties, our business, financial condition, or results of operations could be materially adversely affected. Furthermore, as land-based telecommunications services expand, demand for certain types of satellite-based services may be reduced, reducing the need for systems such as we provide. New technology used by our competitors could render satellite-based services less competitive by satisfying consumer demand in alternative ways or through the use of telecommunications standards that are incompatible with our products. In addition, our success depends on our ability to introduce innovative products and services on a cost-effective and timely basis.

Our business is subject to risks associated with international transactions.

In addition to having contracts with the U.S. government and other U.S. commercial organizations, we also have contracts with international organizations. For fiscal years 2003, 2004, and 2005, approximately 13%, 13% and 11%, respectively, of our revenues were derived from international organizations. Operations in numerous countries outside the United States carry substantial managerial, operational, legal, and political uncertainties. These operations are subject to changes in government regulations and telecommunications standards, tariffs or taxes, and other trade barriers. In addition, our agreements relating to foreign operations may be enforceable only in foreign jurisdictions so that it may be difficult for us to enforce our rights.

We currently have three contracts that are subject to currency fluctuations in foreign markets. The value of these contracts is not material. However, to mitigate currency fluctuation, we periodically use foreign currency exchange contracts (see Note Number 15 of the Notes to the Financial Statements included in our Annual Report on Form 10-K for the year ended September 30, 2005, which is incorporated herein by reference). If we enter into these types of contracts in the future, the limited availability of U.S. currency in certain local markets could prevent a contracting party from making payments to us in U.S. dollars or exchange rate fluctuations could adversely affect our revenues. In addition, there can be no assurance that we will enter into foreign currency exchange contracts to mitigate currency fluctuation in the future.

Various agencies and departments of the U.S. government regulate our ability to pursue business opportunities outside the United States. Exports of space-related products, services, and technical information require licenses granted by the U.S. government. We do not currently have blanket authorization for export of our products and services. We cannot assure that we will be able to obtain blanket export authorization in the future. In addition, we cannot assure that we will be able to obtain necessary licenses or approvals on a per-transaction basis, and our inability to do so, or our failure to comply with the terms of the authorization when granted, could have a material adverse effect on our business, financial condition, or results of operations.

We depend upon attracting and retaining a highly skilled professional staff.

Our success will depend in part upon our ability to attract, retain, train, and motivate highly skilled employees, particularly in the area of information technology. We face significant competition for employees with the computer and technology skills required to perform our services and create our products. In addition, we must often comply with provisions in U.S. government contracts that require specified levels of education, work experience, and security clearances for our employees. We cannot assure that we will be successful in attracting a sufficient number of highly skilled and qualified employees in the future. For all of these reasons, the loss of our key technical personnel, or our inability in the future to attract key employees or to relocate them as required by customers, could have a material adverse effect on our business, financial condition, or results of operations.

We depend on the services of our key personnel.

Our success depends to a significant degree on our key management personnel, especially the following:

•	Steven R. Chamberlain, Chairman and Chief Executive Officer;

•	Thomas L. Gough, President;

•	Elaine M. Brown, Executive Vice President and Chief Financial Officer; and

•	Peter J. Gaffney, Chief Operating Officer and Executive Vice President, Government Division.

We do not have employment, non-competition, or confidentiality agreements with any of these individuals.

In addition, as previously reported by the Company, Steven R. Chamberlain has been indicted by a Howard County, Maryland, grand jury on two felonies – sexual abuse of a minor and third degree sex offense. See “Recent Developments – Steven R. Chamberlain.” We cannot predict the effect that the criminal case will have on the Company or Mr. Chamberlain’s ability to discharge his responsibilities as Chairman of the Board and Chief Executive Officer of the Company, or whether the Company or Mr. Chamberlain may in the future determine that Mr. Chamberlain can no longer fulfill those responsibilities as a result of the criminal case.

The loss of any one of the management personnel listed above could have a material adverse effect on our business, financial condition, or results of operations. We have purchased a key man life insurance policy with respect to Steven R. Chamberlain. We do not maintain key man life insurance policies on any other members of management.

We depend upon intellectual property rights and risk having our rights infringed.

Much of our business is derived from work product, software programs, methodologies, and other information that we have privately developed. We have made a strategic decision after discussion with intellectual property counsel not to seek patent protection for our software, hardware, and systems. We have registered many of our trademarks. Although we seek to protect our intellectual property with a combination of common law and registered trademarks and copyrights, and software license and confidentiality agreements with third parties, we cannot assure that these measures will prevent unauthorized disclosure or use of our technical knowledge, practices, or procedures, or that others may not independently develop similar knowledge, practices, or procedures. In addition, the laws of some foreign countries do not protect our intellectual property rights to the same extent as the laws of the United States. Moreover, we do not have a confidentiality policy applicable to all of our employees. Disclosure or loss of control over our privately developed information could have a material adverse effect on our business, financial condition, or results of operations. We may also be subject to litigation to defend against infringement claims. Any litigation with respect to our intellectual property rights would be costly and could divert management’s attention, either of which could have a material adverse effect on our business, financial condition, or results of operations. Adverse determinations in litigation involving our intellectual property could:

•	result in the loss of our intellectual property rights;

•	subject us to significant liabilities;

•	require us to seek licenses from third parties; or

•	prevent us from selling our services or products.

Any one of the foregoing consequences could have a material adverse effect on our business, financial condition, or results of operations.

Under some government contracts, we may develop software that in the future we may decide to commercialize. In order to commercialize that software, we might need to invest additional research and development funds to re-market the software as a commercial product. If the product was developed using any government funding, government regulations and contract provisions may prevent us from selling the resulting product to any government agencies. If the primary market for a potential product is government agencies, we may not be able to recover invested funds through sale of the product. In addition, the government may acquire certain rights to software programs we develop that are funded under government contracts or subcontracts and may disclose information with respect to those programs or products to third parties, including our competitors.

The estimated backlog under our U.S. government contracts is not necessarily indicative of revenues that will actually be realized under the contracts.

Many of our U.S. government contracts are multi-year contracts and contracts with option years, and portions of these contracts are carried forward from one year to the next as part of our contract backlog. Backlog means the total value of all contracts less the revenues earned on those same contracts. The estimated backlog under a U.S. government contract is not necessarily indicative of revenues that will actually be realized under that contract. Congress normally appropriates funds for a given program on a fiscal-year basis, even though actual contract performance may take many years. As a result, contracts ordinarily are only partially funded at the time of award, and additional monies are normally committed to the contract by the contracting agency as Congress makes appropriations in subsequent fiscal years. There can be no assurance that Congress will appropriate funds or that procuring agencies will commit funds to our U.S. government contracts for their anticipated terms. In addition, most of our U.S. government contracts have an initial term of one year plus a number of option years. We cannot assure that the U.S. government will extend a contract through its option years. Certain of our large contracts provide that we will not receive payment until the services under those contracts are requested and performed. We cannot assure that cancellations or adjustments in the terms of these contracts might not occur. In addition, our services under these contracts may not be requested at currently anticipated levels in the future.

Performance of some of our U.S. government contracts may require security clearance.

Some of our contracts with U.S. government agencies require that some of our employees and procedures meet security clearance requirements. If problems develop meeting security clearance requirements, those problems could materially limit our ability to perform these contracts.

The market price of our common stock may be volatile.

The market price of securities of technology companies has historically faced significant volatility. In addition, the stock market in recent years has experienced significant price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of particular companies. Many factors that have influenced trading prices will vary from period to period, including:

•	actual or anticipated operating results;

•	growth rates;

•	changes in estimates by analysts;

•	market conditions in the industry;

•	changes in our earnings and revenues or quarterly operating results;

•	announcements by competitors;

•	regulatory actions; and

•	general economic conditions.

Any of these events could result in a material adverse effect on the market price of our common stock. In addition, the public announcement of this offering, which may be price dilutive with respect to the prevailing market price, may have an adverse effect on the market price for the common stock.

Our quarterly operating results may vary significantly from quarter to quarter.

Our revenues and earnings may fluctuate from quarter to quarter based on factors that include the following:

•	the number, size, and scope of our projects;

•	equipment purchases and other expenditures required for our business;

•	bid and proposal efforts undertaken;

•	delays;

•	employee productivity;

•	adequacy of provisions for losses;

•	accuracy of estimates of resources required to complete ongoing projects; and

•	general economic conditions.

Demand for our products and services in each of the markets we serve can vary significantly from quarter to quarter due to revisions in customer budgets or schedules and other factors beyond our control. Due to all of the foregoing factors, our results of operations may fall below the expectations of securities analysts and investors in a particular period. In this event, the market price of our common stock would likely be materially adversely affected.

We have various measures in place that could impede the takeover of the Company or make it difficult for our stockholders to remove our board of directors or management.

We have various measures in place, any one or more of which may impede or make more difficult a takeover of the Company without the approval of our board of directors, which may discourage acquisition bids with respect to the Company, or which may prevent our stockholders from taking part in a transaction in which they could realize a premium over the current market price of our common stock. Further, these measures also may affect the price that investors might be willing to pay in the future for shares of our common stock.

These measures include provisions in our charter or bylaws that:

•	provide for a classified, or “staggered,” board of directors;

•	require the affirmative vote of at least two-thirds of all of the votes entitled to be cast by the stockholders generally in the election of directors to remove a director, and then only for cause;

•	provide for fixing the number of directors only by a vote of directors;

•	provide for filling vacancies on the board only by the vote of the remaining directors;

•	establish the requirements and procedures for calling special meetings of stockholders, including a provision that provides that the secretary of the Company may only call a special meeting of the stockholders upon the request of the stockholders on the written request of the stockholders entitled to cast at least a majority of the votes entitled to be cast at the meeting.

For further discussion of these measures and our adoption of them, see “Recent Developments – Anti-Takeover Measures.”

Warning regarding our use of forward-looking statements

Some of the information in this prospectus may contain forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as “may,” “will,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “intend,” “plan,” “potential,” “project,” “should” or other similar words, and include statements as to the intent, belief, or current expectations of Integral Systems and our directors, officers, and management with respect to our future operations, performance or position or which contain other “forward-looking” information. These forward-looking statements are predictions and are based on current information and expectation, and we assume no obligation to update these statements. No assurances can be given that the future results indicated in these forward-looking statements, whether expressed or implied, will be achieved. When considering the forward-looking statements in this prospectus, you should keep in mind the risk factors and other cautionary statements in this prospectus and in the documents incorporated in this prospectus by reference. The risk factors noted in this prospectus and the other factors noted throughout this prospectus and the documents that we incorporate by reference, including certain known and unknown risks and uncertainties, could cause our actual results to differ materially from those contained in any forward-looking statement. We do not undertake to update our forward-looking statements or risk factors to reflect future events or circumstances or otherwise.

USE OF PROCEEDS

We will not directly receive any proceeds from the sale by the selling stockholder of the shares of our common stock covered by this prospectus. All expenses incurred by the Company in connection with the registration of the shares of our common stock covered by this prospectus pursuant to the registration rights agreement with the selling stockholder (other than any underwriters’ discounts and commissions), including, but not limited to, all registration and qualification fees, and fees and disbursements of counsel for the Company, shall be borne by the Company.

RECENT DEVELOPMENTS

Steven R. Chamberlain

As previously reported by the Company, Steven R. Chamberlain, Chief Executive Officer and Chairman of the Board of the Company, has been indicted by a Howard County, Maryland, grand jury on two felonies – sexual abuse of a minor and third degree sex offense. The two misdemeanor charges against Mr. Chamberlain in the District Court for Howard County, Maryland, previously reported by the Company have been dropped. A trial date has been scheduled for July 24, 2006. Mr. Chamberlain maintains his innocence and has stated that he will vigorously fight the charges.

Anti-Takeover Measures

As previously reported by the Company, on March 13, 2006, the Company elected by resolution of its Board of Directors, notwithstanding any provision in its charter or bylaws to the contrary, to become subject to Sections 3-803, 3-804 and 3-805 of Subtitle 8 of Title 3 of the Maryland General Corporation Law (“MGCL”). The Company filed Articles Supplementary to this effect with the Maryland State Department of Assessments and Taxation, and such Articles became effective, on March 13, 2006.

Section 3-803 of the MGCL requires the Board of Directors, before the first annual meeting of stockholders after the Company elects to be subject to Section 3-803, to designate by resolution, from among its members, directors to serve as class I directors, class II directors and class III directors. The Company has designated its directors in this manner. The term of each such class shall expire in successive years. At each annual meeting of the stockholders of the Company, the successors to the class of directors whose term expires at that meeting shall be elected to hold office for a term continuing until the annual meeting of stockholders held in the third year following the year of their election and their successors are elected and qualify. Section 3-804 of the MGCL requires the affirmative vote of at least two-thirds of all of the votes entitled to be cast by the stockholders generally in the election of directors to remove a director, and then only for cause in accordance with Section 2-406(b)(3) of the MGCL, and vests in the Board of Directors the power to fix the number of directors by resolution and to fill any vacancies on the Board of Directors for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is elected and qualifies. Section 3-805 of the MGCL states that the secretary of the Company may only call a special meeting of the stockholders on the written request of the stockholders entitled to cast at least a majority of the votes entitled to be cast at the meeting and in accordance with the procedures set forth under Section 2-502(b)(2) and (3) and (e) of the MGCL.

As previously reported by the Company, on March 16, 2006, the Board of Directors of the Company adopted several amendments to the Amended and Restated By-laws of the Company (collectively, the “Amendments”), which amended those certain provisions of the Amended and Restated By-laws of the Company relating to special meetings of the stockholders and the order and conduct of business at meetings of the stockholders. The Amendments empower the chief executive officer of Integral, in addition to certain other officers, to call special meetings of the stockholders and revise and establish the requirements and procedures for stockholders to call special meetings of the stockholders, including a provision that provides that a special meeting of stockholders shall be called by the Secretary of the Corporation upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at such meeting. In addition, the Amendments authorize the chairman of a meeting of the stockholders to prescribe the order of business, rules, regulations and procedures of such meeting.

The provisions of the charter and bylaws discussed above are designed to assist the Company in carrying out its long-term strategy of enhancement of stockholder value and to encourage persons interested in business combinations or other extraordinary corporate transactions with respect to the Company to negotiate with the Company. These provisions are also intended to make the Company less vulnerable to a hostile takeover bid and provide the Board with reasonable time and opportunity to analyze any such bid, negotiate to improve any such bid or attract other bids or, in an appropriate case, consider the advisability of rejecting any such bid.

These measures could also make it more difficult for stockholders to remove our board of directors or management. For example, the classification of the Board will have the effect of making it more difficult for stockholders to change the composition of the Board. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the Board. Such a delay may help ensure that the Company’s directors, if confronted by a holder attempting to force a proxy contest, a tender or exchange offer, or another extraordinary corporate transaction, would have sufficient time to review the proposal and to act in what they believe to be the best interest of the stockholders. The classification provisions will apply to every election of directors, however, regardless of whether a change in the composition of the Board would be beneficial to the Company and its stockholders and whether or not a majority of the Company’s stockholders believe that such a change would be desirable.

SELLING STOCKHOLDER

We issued the shares of common stock offered by this prospectus to the selling stockholder in connection with the acquisition on October 3, 2005 of substantially all of the assets of the selling stockholder by Lumistar, Inc., a newly-formed subsidiary of RT Logic, in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, or the Securities Act, pursuant to an Asset Purchase Agreement dated as of October 3, 2005 by and among us, RT Logic, Lumistar, Inc., the selling stockholder and certain members of the selling stockholder. The selling stockholder, including its transferees, pledgees or donees or their successors, may from time to time offer and sell any or all of these shares of common stock. Our registration of the shares of common stock does not necessarily mean that the selling stockholder will sell all or any of the shares covered by this prospectus.

The selling stockholder has represented to us that it acquired the shares of common stock for its own account and not with a view to, or for sale in connection with, any distribution thereof. We agreed with the selling stockholder to file this registration statement to register the resale of the shares of common stock covered hereby. We agreed to keep this registration statement effective and/or file any required amendment to the registration statement until the earlier of such time as all the shares of common stock offered hereby have been sold or are eligible to be sold without volume or other restriction pursuant to Rule 144 under the Securities Act.

The following table shows information, as of April 10, 2006, with respect to the beneficial ownership of shares of our common stock by the selling stockholder. The information in the table below with respect to the selling stockholder is based on information provided to us by or on behalf of the selling stockholder. The selling stockholder does not have, nor within the past three years has had, any position, office or other material relationship with us, other than as a result of its ownership of our securities or in connection with our acquisition of substantially all of the assets of the selling stockholder.

Because the selling stockholder may sell all or some portion of the shares of common stock beneficially owned by it, we cannot estimate the number of shares of our common stock that will be beneficially owned by the selling stockholder after this offering. Also, the selling stockholder may sell, transfer or otherwise dispose of, at any time or from time to time after the date on which it provided the information, all or a portion of the shares of our common stock beneficially owned by it in transactions exempt from registration under the Securities Act.

The following table sets forth (1) to our knowledge, the number of shares of outstanding common stock beneficially owned by the selling stockholder as of April 10, 2006, (2) the aggregate number of shares of common stock that the selling stockholder may offer and sell under this prospectus and (3) to our knowledge and assuming that all of the shares of common stock offered under this prospectus or otherwise beneficially owned by the selling stockholder as of the date of this prospectus are sold, the aggregate number of shares of common stock and the percentage of outstanding shares of common stock to be beneficially owned by the selling stockholder upon completion of the offering made under this prospectus. Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Except as otherwise noted, the selling stockholder possesses sole voting and investment power with respect to shares of our common stock. The selling stockholder beneficially owns 2.1% of our common stock outstanding as of April 10, 2006 and before the offering.

Name	Shares of Common Stock Beneficially Owned Prior to Offering	Shares of Common Stock Offered	Shares Beneficially Owned After the Offering
			Number of Shares	Percentage
Lumistar, LLC(1)	224,931	224,931	—	*

*	Less than 1 percent of the common stock outstanding
(1)	Voting power and investment control over the registrable securities is exercised by John W. Reeser and David P. Penharlow, the General Managers of the selling stockholder. Each of Messrs. Reeser and Penharlow became our employees upon completion of the transaction described above.

PLAN OF DISTRIBUTION

We are registering an aggregate of 224,931 shares of our common stock to permit public secondary sales of the shares by the selling stockholder from time to time after the date of this prospectus.

The shares may be sold by the selling stockholder in one or more transactions at the prevailing market price for our common stock at the time of the sale, a price related to the prevailing market price, a negotiated price or such other prices as the selling stockholder determines from time to time. With our prior consent, as used in this prospectus, the term “selling stockholder” shall include donees, pledgees, transferees and other successors in interest selling shares received from the selling stockholder after the date of this prospectus as a gift, pledge, partnership distribution, distribution to members or stockholders or other non-sale transfer. The selling stockholder may offer its shares in one or more of the following transactions:

•	in the over-the-counter market;

•	on any national securities exchange or quotation service on which the shares may be listed or quoted at the time of sale;

•	in transactions other than in the over-the-counter market or on an exchange or quotation service;

•	through the writing of options, whether listed on an options exchange or otherwise;

•	through the settlement of short sales;

•	by pledge to secure debts and other obligations; or

•	through a combination of any of the above, which may involve cross or block transactions.

In connection with the sale of the shares of our common stock, the selling stockholder may engage in short sales and may enter into hedging transactions with broker-dealers or other financial institutions which may in turn engage in short sales of the shares and deliver these securities to close out such short positions, or loan or pledge the shares to broker-dealers that in turn may sell these securities.

The aggregate proceeds to the selling stockholder from the sale of the shares will be the purchase price of the shares less any discounts and commissions. To our knowledge, the selling stockholder reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of shares to be made directly or through agents.

Our outstanding shares of common stock are listed for trading on the Nasdaq National Market under the symbol “ISYS.”

In order to comply with the securities laws of some states, if applicable, the shares may be sold in these jurisdictions only through registered or licensed broker-dealers. In addition, in some states the shares may not be sold unless they have been registered or qualified for sale or an exemption from any applicable registration or qualification requirements is available and is complied with.

The shares of common stock described in this prospectus may be sold from time to time directly by the selling stockholder. Alternatively, the selling stockholder may from time to time offer shares to or through underwriters, broker/dealers or agents. The selling stockholder and any underwriters, broker/dealers or agents that participate in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act. Any discounts, commissions or profits on the resale of shares and any compensation received by any underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than in connection with this prospectus. The selling stockholder may decide not to sell all of the shares it holds. The selling stockholder may transfer, devise or gift such shares by other means not described in this prospectus.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, or the Exchange Act, any person engaged in a distribution of any of the shares of our common stock may not simultaneously engage in market activities with respect to the common stock for a period of up to five business days prior to the commencement of the distribution. The selling stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations enacted under the Exchange Act, including Rule 10b-5 and Regulation M. These provisions may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholder. All of the above may affect the marketability of the common stock.

We have granted registration rights for the benefit of the selling stockholder. The registration rights agreement provides for cross-indemnification of the selling stockholder and Integral Systems and their respective directors, officers and controlling persons, and certain other persons, against liabilities in connection with the offer and sale of the shares of our common stock, including liabilities under the Securities Act. All expenses incurred by the Company in connection with the registration of the shares of our common stock covered by this prospectus pursuant to the registration rights agreement with the selling stockholder (other than any underwriters’ discounts and commissions), including, but not limited to, all registration and qualification fees, and fees and disbursements of counsel for the Company, shall be borne by the Company.

LEGAL MATTERS

The validity of the shares of common stock offered under this prospectus will be passed upon for us by Venable LLP, Washington, DC.

EXPERTS

The consolidated financial statements of Integral Systems, Inc. at September 30, 2005, and September 30, 2004,and for the years then ended, incorporated by reference in this prospectus and registration statement, have been audited by Grant Thornton LLP, independent registered public accounting firm, and the consolidated financial statements of Integral Systems, Inc. for the year ended September 30, 2003, incorporated by reference in this prospectus and registration statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their respective reports thereon incorporated herein by reference, and are included in reliance upon the authority of such firms as experts in accounting and auditing in giving said reports.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC, under the Exchange Act. The Exchange Act file number for our SEC filings is 0-18603. You may read and copy any document we file at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549.

You may obtain information on the operation of the public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. We file information electronically with the SEC. Our SEC filings are available from the SEC’s Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically. Our common stock is quoted on the Nasdaq National Market under the symbol “ISYS.” Our SEC filings are also available on our website, www.integ.com, as soon as practicable after filing.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference into this prospectus is considered to be part of this prospectus, and information in certain documents that we file later with the SEC will be deemed to be incorporated by reference into this prospectus and will automatically update and supersede information in this prospectus. All of the documents listed below are incorporated by reference into this prospectus, and all of the documents filed by us after the date of this prospectus pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act shall be deemed to be incorporated by reference into this prospectus:

•	Annual Report on Form 10-K for the year ended September 30, 2005.

•	Quarterly Report on Form 10-Q for the three months ended December 31, 2005.

•	Current Reports on Form 8-K filed December 14, 2005, and January 10, January 23, January 25, February 3, February 9, February 10, February 17, February 24, March 2, 2006, March 13, March 22, March 29, April 11, and April 12, 2006.

•	Description of our common stock contained in our Form 8-A filed May 25, 1990 and any amendment or report filed for the purpose of updating such description.

Upon written or oral request, we will provide a copy of documents we incorporate by reference into this prospectus at no cost to any person who receives this prospectus. To request a copy of any or all of these documents, write or telephone us at: 5000 Philadelphia Way, Lanham, Maryland 20706, (301) 731-4233, Attention: Elaine M. Brown.

We furnish stockholders with annual reports that contain audited financial statements.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. The selling stockholder is not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the various expenses to be incurred in connection with the registration of the securities being registered hereby, all of which will be borne by Integral Systems. All of the amounts shown are estimated except the SEC registration fee.

Securities and Exchange Commission registration fee	$600
Transfer agent’s fees and expenses	100
Printing and engraving expenses	4,000
Legal fees and expenses	16,000
Accounting fees and expenses	36,000
Miscellaneous expenses	1,000

Total	$57,700

Item 15. Indemnification of Officers and Directors

As permitted by the Maryland General Corporation Law (“MGCL”), Article NINTH of Integral Systems’ Articles of Restatement (the “Charter”) provides for indemnification of directors and officers of Integral Systems and for limitation of liability of directors and officers of Integral Systems, as follows:

NINTH: The Corporation shall indemnify as determined by the Board of Directors any person who is serving or has served as a director or officer or employee or agent of this Corporation to the extent permitted by Maryland Law, who has been made, or is threatened to be made, a party to an action, suit, or proceeding, whether civil, criminal, administrative, investigative, or otherwise (including an action, suit or proceeding by or in the right of the Corporation), by reason of the fact that the person is or was a director or officer or agent of the Corporation, or a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to an employee benefit plan of the Corporation, or serves or served at the request of the Corporation as a director, or as an officer, or as a fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust or other enterprise, or as an employee, or as an agent, except in relation to matters as to which such person is adjudged in such action, suit or proceedings or otherwise determined to be liable for negligence or misconduct in the performance of duty.

In addition, the Corporation as determined by the Board of Directors shall pay for or reimburse any expenses incurred by such persons who are parties to such proceedings, in advance of the final disposition of such proceedings, to the extent permitted by the Maryland law.

Integral Systems has also entered into separate indemnity agreements with certain of its officers and all of its directors which provide, among other things, that Integral Systems will indemnify each such officer and director and advance expenses thereto, under the circumstances and to the extent provided for therein, to the fullest extent permitted by Maryland Law against judgments, penalties, fines, settlements and reasonable expenses actually incurred by such officer or director in the event he or she has been made, or is threatened to be made, a party to an action, suit or other proceeding, whether civil, criminal, administrative, investigative or otherwise, by reason of his or her present or prior service as a director, officer or employee of Integral Systems, as the case may be, or present or prior service at the request of Integral Systems as a director, officer or employee or as a fiduciary of an employee benefit plan, or as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

The MGCL permits a corporation in certain circumstances to indemnify its directors and officers (which include any person who is, or was, serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan), among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceedings to which they may be a party by reason of their service in those or other capacities, unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to such proceedings and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceedings, the director or officer had reasonable cause to believe that the action or omission was unlawful.

The MGCL permits the charter of a Maryland corporation to include a provision expanding or limiting the liability of its directors and officers to the corporation and its stockholders for money damages, but the charter may not include any provision that restricts or limits the liability of its directors or officers to the corporation or its stockholders the extent that (i) it is proved the person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property, or services actually received or (ii) a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Integral has not expanded or limited the liability of its directors and officers for money damages in its Articles of Restatement.

Although permitted under Section 2-418(k) of the MGCL, Integral Systems has not purchased and does not maintain insurance on behalf of its directors and officers against any liability asserted against such directors and officers in their capacities as such.

Item 16. Exhibits

Exhibit No.	Description

2.1+	Asset Purchase Agreement Dated as of October 3, 2005 by and among Integral Systems, Inc., Real Time Logic, Inc. Lumistar, Inc., and Lumistar, LLC

3.1*	Articles of Restatement of the Registrant dated May 7, 1999, as supplemented by Articles Supplementary of the Registrant dated March 13, 2006

3.2**	Amended and Restated By-Laws of the Registrant, as amended by Amendment No. 1 to the Amended and Restated By-Laws of the Registrant

4.1***	Specimen Common Stock Certificate of the Registrant

4.2+	Registration Rights Agreement dated October 3, 2005, by and among Integral Systems, Inc. and Lumistar, LLC

5.1+	Opinion of Venable LLP

23.1	Consent of Grant Thornton LLP

23.2	Consent of Ernst & Young LLP

23.3+	Consent of Venable LLP (contained in Exhibit 5.1)

24.1+	Powers of Attorney

24.2	Power of Attorney (Mark Funston) (included on Page II-5)

*	Incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed with the Commission on March 13, 2006.
**	Incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed with the Commission on March 22, 2006.
***	Incorporated by reference to Exhibit 4.1 of the Registrant’s registration statement on Form S-1 (File No. 333-58453) filed with the Commission on July 2, 1998.
+	Previously filed.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price, set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of this registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in this registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of this registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in this registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is part of this registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such effective date.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Amendment No. 2 on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lanham, State of Maryland, on the 14th day of April, 2006.

INTEGRAL SYSTEMS, INC.

By:	/s/ Thomas L. Gough
Thomas L. Gough
President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the Registration Statement has been signed below by Mark Funston in the capacity and on the date indicated. Mr. Funston in so signing also makes, constitutes and appoints Thomas L. Gough and Elaine M. Brown, and each of them acting alone, his true and lawful attorney-in-fact, with full power of substitution, for him in any and all capacities, to execute and cause to be filed with the Securities and Exchange Commission any and all amendments and post-effective amendments to the Registration Statement, with exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his or her substitute or substitutes may do or cause to be done by virtue hereof.

Name	Title	Date

/s/ * Steven R. Chamberlain	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	April 14, 2006

/s/ Thomas L. Gough Thomas L. Gough	President and Director	April 14, 2006

/s/ * Elaine M. Brown	Executive Vice President, Chief Financial Officer Treasurer and Secretary (Principal Financial and Accounting Officer)	April 14, 2006

/s/ * Dominic A. Laiti	Director	April 14, 2006

/s/ * R. Doss McComas	Director	April 14, 2006

/s/ Mark Funston Mark Funston	Director	April 14, 2006

* By:	/s/ Thomas L. Gough
Thomas L. Gough
Attorney-in-fact

Exhibit Index

Exhibit No.	Description
2.1+	Asset Purchase Agreement Dated as of October 3, 2005 by and among Integral Systems, Inc., Real Time Logic, Inc. Lumistar, Inc., and Lumistar, LLC

3.1*	Articles of Restatement of the Registrant dated May 7, 1999, as supplemented by Articles Supplementary of the Registrant dated March 13, 2006

3.2**	Amended and Restated By-Laws of the Registrant, as amended by Amendment No. 1 to the Amended and Restated By-Laws of the Registrant

4.1*** 4.2+	Specimen Common Stock Certificate of the Registrant Registration Rights Agreement dated October 3, 2005, by and among Integral Systems, Inc. and Lumistar, LLC

5.1+	Opinion of Venable LLP

23.1	Consent of Grant Thornton LLP

23.2	Consent of Ernst & Young LLP

23.3+	Consent of Venable LLP (contained in Exhibit 5.1)

24.1+	Powers of Attorney

24.2	Power of Attorney (Mark Funston) (included on Page II-5)

*	Incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed with the Commission on March 13, 2006.
**	Incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed with the Commission on March 22, 2006.
***	Incorporated by reference to Exhibit 4.1 of the Registrant’s registration statement on Form S-1 (File No. 333-58453) filed with the Commission on July 2, 1998.
+	Previously filed.